Exhibit 99.1

NEWS RELEASE
DRESS BARN, INC. REPORTS RECORD FIRST QUARTER
SALES AND EARNINGS RESULTS

-- COMPARABLE STORE SALES INCREASE 4% --
-- REAFFIRMS FULL YEAR FISCAL 2011 EPS GUIDANCE OF $2.05 - $2.15 --

SUFFERN, NY – November 18, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reports record sales and earnings results for its fiscal first quarter ended October 30, 2010.

Fiscal First Quarter Results

Net earnings for the fiscal first quarter more than doubled to $48.0 million, or $0.60 per diluted share, compared to net earnings of $21.7 million, or $0.33 per diluted share for the first quarter of fiscal 2010.

Net earnings on a non-GAAP basis increased to $50.5 million, or $0.63 per diluted share, compared to net earnings for last year’s first quarter of $25.0 million, or $0.38 per share.  During the first quarter, the Company incurred a total of $4.1 million of pretax charges for certain items that management believes are not indicative of ongoing operations compared to pre-tax charges of $4.5 million in the prior year first quarter. The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information as such measures are used by management to evaluate the operating performance of the Company on a comparable basis. Accordingly, a GAAP to non-GAAP reconciliation of results is provided later in this release.

Net sales for the first quarter increased 77% to $713.3 million compared to $404.1 million for the prior year first quarter.  The overall increase was primarily due to the inclusion of Justice sales of $290.6 million.  Consolidated comparable store sales for Dress Barn, Inc. increased 4% for the quarter compared to last year.

By division, net sales for dressbarn decreased 3% to $240.2 million, compared to $248.0 million last year, with a comparable store sales decrease of 3%.  Net sales for maurices increased 17% to $182.5 million, compared to $156.1 million last year, with a comparable store sales increase of 9%.  Net sales during the first quarter for Justice were $290.6 million, with a comparable store sales increase of 8%.

Selling, general and administrative (“SG&A”) expenses for the first quarter were $207.0 million, or 29.0% of sales, compared to $113.8 million, or 28.2% of sales in the prior year first quarter.  SG&A expenses for the first quarter included Justice SG&A expenses of $81.0 million. SG&A expenses on a non-GAAP basis were $203.4 million, or 28.5% of sales, compared to $109.3 million, or 27.0% of sales last year. The increase in the SG&A rate of 80 basis points on a GAAP basis and 150 basis points on a non-GAAP basis was due to on-going costs for our investment in several key integration projects, increases in marketing spend, an increase in the provision for incentive compensation and some deleveraging from dressbarn’s results.

Operating income for the first quarter was $77.7 million, or 10.9% of sales compared to $37.8 million, or 9.4% of sales in the prior year first quarter.  On a non-GAAP basis operating income increased to $81.8 million, or 11.5% of sales compared to $42.3 million, or 10.5% of sales last year.  The increase in operating income as a percent of sales was primarily due to gross margin increases associated with the strong performance of maurices and Justice.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “Our strong first quarter results were largely driven by the inclusion of the Justice business.  Our financial performance was led by better than expected results at both maurices and Justice while our dressbarn stores were somewhat below plan. We are focused on maximizing our productivity in each concept through effective inventory management and assortment planning.”

Mr. Jaffe continued, “As we look forward to the Holiday and Spring seasons, we are encouraged that our positioning will enable us to continue to capture increased sales. We believe that we have the right mix of fashion and value in each of our concepts to capture the attention of our core consumers.  Operationally, we will leverage the scale and best practices of our businesses to grow stronger.  We believe that the strength of our brands, our balance sheet, and our ability to generate excellent levels of cash place us in a superior position to drive value to our shareholders.”

Reconciliation of GAAP to Non-GAAP Earnings, Diluted EPS, SG&A expenses and operating income

Earnings and diluted earnings per share are shown below on both a GAAP and a non-GAAP basis for the fiscal first quarter ended October 30, 2010 and October 24, 2009. The following items are excluded from GAAP and are shown below as non-GAAP measures: 1) previously announced corporate reorganization and integration costs, 2) start-up expenses for the previously announced entry into Canada and entry into the Boys Market for Justice, 3) charges related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, 4) merger-related costs, and 5) partial impairment of our Studio Y trade name in the prior year. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal first quarter.

	Fiscal First Quarter
	FY 2011				FY 2010
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$78.0	$30.0	$48.0	$0.60	$36.5	$14.8	$21.7	$0.33
Adjustments to expenses:
Corporate reorganization
and integration costs	1.7	0.6	1.1	0.01	--	--	--	--
Start-up expenses	0.7	0.3	0.4	0.01	--	--	--	--
Charges related to deferred
compensation plan	1.3	0.5	0.8	0.01	0.9	0.3	0.6	0.01
Merger related costs	0.4	0.2	0.2	0.00	1.6	0.1	1.5	0.02
Impairment of trade name	--	--	--	--	2.0	0.8	1.2	0.02
Non-GAAP basis	$82.1	$31.6	$50.5	$0.63	$41.0	$16.0	$25.0	$0.38

Selling, general and administrative expenses:

(in millions)	Fiscal First Quarter
	FY 2011	FY 2010
Reported GAAP Basis	$207.0	$113.8
Adjustments to SG&A expenses:
Corporate reorganization and
integration costs	1.2	--
Start-up expenses	0.7	--
Charges related to deferred
compensation plan	1.3	0.9
Merger related costs	0.4	1.6
Impairment of trade name	--	2.0
Non-GAAP basis	$203.4	$109.3

Operating income:

(in millions)	Fiscal First Quarter
	FY 2011	FY 2010
Reported GAAP Basis	$77.7	$37.8
Adjustments to Operating income:
Corporate reorganization and
integration costs	1.7	--
Start-up expenses Charges related to deferred	0.7	--
compensation plan	1.3	0.9
Merger related costs	0.4	1.6
Impairment of trade name	--	2.0
Non-GAAP basis	$81.8	$42.3

Reaffirms Fiscal July 2011 Guidance

The Company reaffirms guidance for non-GAAP earnings per diluted share for its fiscal year ending July 2011 in the range of $2.05 to $2.15. This estimate is based upon various assumptions for the year including a low to mid-single digit increase in comparable store sales. Fiscal 2011 is a fifty-two week year, with the fourth quarter including thirteen weeks. The Company plans to open approximately 70 stores and close 50 stores, ending fiscal 2011 with approximately 2,500 dressbarn, maurices and Justice stores in operation.

Conference Call Information

The Company will conduct a conference call, November 18, 2010 at 4:30 PM Eastern Time to review its first quarter fiscal 2011 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8842 prior to the start time, the passcode is 39922459. The call will also be simultaneously broadcast at www.dressbarninc.com.  A recording of the call will be available shortly after its conclusion and until December 18, 2010 by dialing (617) 801-6888, the passcode is 98436870.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,487 stores.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 838 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 758 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 891 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 31, 2010.

CONTACT:	Dress Barn, Inc.
Investor Relations (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations- Unaudited
Amounts in thousands, except per share amounts

	Fiscal First Quarter Thirteen Weeks Ended
	October 30,			October 24,
	2010	*		2009

Net sales	$713,279		100.0%	$404,089	100.0%
Cost of sales, including
occupancy and buying costs	405,648		56.9%	240,292	59.5%
Gross Profit	307,631		43.1%	163,797	40.5%
Selling, general and
administrative expenses	206,957		29.0%	113,771	28.2%
Depreciation and amortization	22,957		3.2%	12,211	3.0%
Operating income	77,717		10.9%	37,815	9.4%

Interest income	384		0.1%	715	0.2%
Interest expense	(665)		-0.1%	(2,560)	-0.6%
Other income	526		0.1%	547	0.1%
Earnings before provision for income taxes	77,962		10.9%	36,517	9.0%
Provision for income taxes	29,994		4.2%	14,845	3.7%
Net earnings	$47,968		6.7%	$21,672	5.4%

Earnings per share:
Basic	$0.61			$0.36
Diluted	$0.60			$0.33

Weighted average shares outstanding:
Basic	78,381			60,577
Diluted	80,416			66,503

* The Condensed Consolidated Statements of Operations include the results of Justice for the full fiscal quarter. The following are the Justice results included above and are being provided for more meaningful comparison purposes:

	Fiscal First Quarter FY 2011
Net sales	$290,560	100.0%
Cost of sales, including
occupancy and buying costs	153,134	52.7%
Gross Profit	137,426	47.3%
Selling, general and
administrative expenses	81,006	27.9%
Depreciation and amortization	10,012	3.4%
Operating income	$46,408	16.0%

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	October 30,		October 24,
ASSETS	2010	*	2009
Current Assets:
Cash and cash equivalents	$249,567		$283,571
Restricted cash	1,360		-
Investment securities	115,049		106,199
Merchandise inventories	338,424		181,136
Prepaid expenses and other current assets	70,957		17,182
Total Current Assets	775,357		588,088

Property and Equipment	820,502		566,848
Less accumulated depreciation and amortization	344,766		288,045
Property and Equipment, net	475,736		278,803

Intangible Assets, net	185,281		102,750
Goodwill	229,661		130,656
Investment Securities	15,919		27,487
Other Assets	28,914		17,260
TOTAL ASSETS	$1,710,868		$1,145,044

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$163,988		$112,970
Accrued expenses and other current liabilities	192,992		118,775
Current portion of long-term debt	1,440		1,365
Convertible Senior Notes	-		102,654
Total Current Liabilities	358,420		335,764

Long-Term Debt	24,244		25,708
Other Long-Term Liabilities	260,116		121,194
Total Liabilities	642,780		482,666
Shareholders' Equity	1,068,088		662,378
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,710,868		$1,145,044

* The Condensed Consolidated Balance Sheets above include the Justice balances as of October 30, 2010 for the following selected line items and are being provided for more meaningful comparison purposes: Merchandise inventories - $129,877, Property and Equipment, net - $194,627, Intangible Assets, net - $82,914, Goodwill - $99,005, Accounts payable - $46,623,  Accrued expenses and other current liabilities - $82,990,  and Other Long-Term Liabilities - $139,421.